SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act 1934

Date of Report (Date of earliest event reported):  September 9, 2011 (September 5, 2011)

SINO CLEAN ENERGY, INC.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)
000-51753	75-2882833
(Commission File Number)	(IRS Employer Identification No.)

Room 1502, Building D, Wangzuo International City Building No. 3 Tangyuan Road, Gaoxin District Xi'an, Shaanxi Province, People’s Republic of China	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(86-29) 8209-1099
________________________________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 5, 2011, Sino Clean Energy Inc. (the “Company”) received notification from Mr. Brock Silvers that effective immediately, he resigned as a  member of the Board of Directors (the “Board”) of the Company.  At the time of his resignation, Mr. Silvers also served as a member of the Board’s Audit Committee. There were no disagreements between Mr. Silvers and the Company on any matter relating to the Company’s operations, policies or practices which resulted in his resignation.

A copy of Mr. Silvers’ resignation letter, dated September 5, 2011, is included with this Current Report on Form 8-K as Exhibit 17.1.  Mr. Silver’s resignation letter states, among other things, that at a meeting of the Board of Directors on August 19, 2011, his motion regarding the formation of a special committee and the immediate commencement of an investigation into the allegations made against the Company in two reports published in April 2011, did not receive Board support.  Mr. Silvers cites the failure to pass this motion as the reason for his resignation.

The Company disagrees with Mr. Silvers’ statement that the commencement of an independent investigation did not receive support from the Board.  At the August Board meeting, the Board agreed that it was in favor of an investigation, but requested an adjournment of the meeting until September 7, 2011 to allow the members time to consider and determine the appropriate timing to launch an investigation, as well as to consider the manner in which an investigation should be conducted. The Company has provided Mr. Silvers with a copy of the foregoing disclosures relating to his resignation and requested Mr. Silvers to furnish the Company with a letter stating whether he agrees with the statements relating to his resignation. When the Company receives a copy of such letter, it will file an amendment to this Current Report on Form 8-K with such letter within two business days of receipt.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

17.1	Resignation Letter from Mr. Brock Silvers, dated as of September 5, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sino Clean Energy Inc. By: /s/ Baowen Ren Name: Baowen Ren Title: Chief Executive Officer

Dated: September 9, 2011